Exhibit 99.1

News Release 2011-33 Contact Dianne VanBeber Vice President, Investor Relations and Communications dianne.vanbeber@intelsat.com +1 202 944 7406
Intelsat Reports Third Quarter 2011 Results

Luxembourg, 8 November 2011

Intelsat S.A., the world’s leading provider of satellite services, today reported results for the three months ended September 30, 2011.

Intelsat S.A. reported revenue of $652.9 million and a net loss of $0.4 million for the three months ended September 30, 2011. Included in the quarterly results were a $20.2 million pre-tax non-recurring charge from a loss on previously unconsolidated affiliates and a $42.7 million income tax benefit, largely attributable to non-recurring items. The company also reported Intelsat S.A. EBITDA[i], or earnings before net interest, loss on early extinguishment of debt, taxes and depreciation and amortization of $466.5 million, and Intelsat S.A. Adjusted EBITDA[i] of $502.1 million, or 77 percent of revenue, for the three months ended September 30, 2011.

“Intelsat delivered steady results in the third quarter, supported by the visibility provided by our $10.7 billion contracted backlog. Several trends influenced our results in the third quarter, as in recent periods, including strength in our government business and solid performance from our media business. Our overall business activity is strong, and we are achieving success in obtaining long-term commitments from blue chip customers for capacity in the fastest growing markets, such as our recently announced services agreement with DIRECTV Latin America. This contract builds quality backlog and adds two new satellite programs for the attractive Latin America region,” said Intelsat CEO David McGlade.

“We continue to leverage our satellite fleet and unmatched collection of orbital rights, actively grooming and redeploying our in-orbit assets to deliver satellite capacity to regions of improved opportunity, such as our decision to move the Horizons 2 satellite from North America to serve Russia, which is experiencing attractive growth,” McGlade continued. “Following the successful launch of Intelsat 18 in early October 2011, our fleet investment program progresses, with six satellites planned for launch through the first half of 2013 that will provide growth capacity and new beams, and two additional satellites, launching in 2014 and 2015, to support the DIRECTV agreement.”

Business Highlights

•	Intelsat continued to strengthen its business providing transponder services for direct-to-home (DTH) television platforms for regional service providers:

•

In Latin America, DIRECTV Latin America, an operating unit of DIRECTV, selected Intelsat to provide Ku-band capacity for DTH services for its PanAmericana platform. The agreement, which includes primary and backup services for a 15 year contract period, is the largest single order in Intelsat’s history.

•

In Russia, Orion Express LLC will deliver its DTH platform on the Horizons 2 satellite under a multi-year, multi-transponder service agreement. Horizons 2 is being relocated from North America to 85º East to serve attractive growth in Russia.

•	Dubai-based operator, Strong Technologies LLC, renewed its commitment to the Intelsat 10 video neighborhood at 68.5º East for its DTH platform primarily serving Nigeria.

•	Intelsat continued to build value at its media distribution neighborhoods around the world.

•

Multichoice Africa Limited, the region’s premier pay TV platform operator and programming distributor, expanded its commitment for infrastructure on Intelsat 904. The agreement complements Multichoice’s DTH capacity on Intelsat 7, part of Intelsat’s premier African media neighborhood at 68.5º East. Zee Entertainment Enterprises Limited will also begin distributing its programming at this neighborhood, through a multiyear agreement that spans Intelsat 10 and the follow-on Intelsat 20 satellite at this location.

•

In the Asia-Pacific region, the Intelsat 17 satellite at 66º East added Bharti Teleports to the growing number of programmers using this orbital location for cable distribution to India and throughout Asia.

•

In Latin America, Intelsat announced capacity agreements with Turner Broadcasting on two Intelsat satellites. Turner Broadcasting extended its long-term commitment on Intelsat 9 at 302° East, and committed to new capacity on Intelsat 11 at 317° East as part of two multi-year deals.

•

TIBA, a leading Latin American telecommunications services and video content management provider, signed a long-term extension of its services at 304.5º East, pre-committing for capacity on Intelsat 27, which is planned for launch at that orbital position in early 2013.

•

Intelsat continues to experience demand for wireless and broadband infrastructure. In Brazil, Intelig Telecomunicacoes Ltda., an affiliate of Telecom Italia Mobile, expanded its capacity agreements with Intelsat under a multi-year, multi-satellite agreement, primarily for use in wireless extension services. Separately, CJSC Synterra, a national communications carrier serving Russia, renewed and extended two service agreements on the Intelsat 906 satellite.

•

The Intelsat 18 satellite was successfully launched on October 5, 2011. The antenna reflectors were deployed and in-orbit testing is complete. All performance is nominal and the satellite has completed its drift to the 180º East orbital location, where it will enter service. Intelsat’s satellite investment programs covering eight satellites launching through 2015 continue to progress. Intelsat 22 is the company’s next mission, currently scheduled to launch from the Baikonur Cosmodrome late in the first quarter of 2012 aboard a launch vehicle to be provided by International Launch Services.

•

The previously reported anomaly on the Intelsat New Dawn satellite, launched in April 2011, has not been remedied. The New Dawn joint venture has indicated it is likely to file a partial loss claim with its insurers. All or most of the proceeds of any claim will be used to pay down the New Dawn joint venture’s debt in accordance with existing debt agreements. Additionally, in the third quarter of 2011 we reduced our contracted backlog by $300.8 million that was previously associated with future revenue on our Intelsat New Dawn satellite’s C-band frequency.

•	Intelsat’s average fill rate on its approximately 2,075 station-kept transponders was 78 percent at September 30, 2011.

•

Intelsat and its Horizons Satellite Holdings (“Horizons”) joint venture partner, JSAT, have jointly decided to move the Horizons 2 satellite from service in North America to 85 º East, serving Russia. As a result of certain business commitments undertaken as part of the new marketing plan for the satellite, Intelsat has determined that it will fully consolidate the venture in our financial statements effective September 30, 2011. As a result, on September 30, we remeasured to fair value the joint venture investment, consistent with purchase accounting procedures, resulting in a $20 million pre-tax charge and a $7 million income tax benefit. In addition, our contracted backlog at September 30, 2011, reflects an incremental $88.6 million of additional backlog resulting from the accounting consolidation, including recently signed contracts for capacity at the satellite’s future orbital location.

Financial Results for the Three Months Ended September 30, 2011

On-Network revenues generally include revenues from any services delivered via our satellite or ground network. Off-Network and Other revenues generally include revenues from transponder services, MSS and other satellite-based transmission services utilizing capacity procured from other operators, often in frequencies not available on our network. Off-Network and Other revenues also include revenues from consulting and other services.

Revenue for the three months ended September 30, 2011 increased by $8.6 million, or 1 percent, to $652.9 million as compared to $644.3 million for the three months ended September 30, 2010. By service type, revenue increased or decreased due to the following:

On-Network Revenues:

•

Transponder services — an aggregate increase of $13.6 million, due primarily to a $9.2 million increase in revenue resulting from growth in capacity sold for media customers primarily in the North America and the Latin America and Caribbean regions and a $9.1 million increase in revenue from capacity sold by our Intelsat General business. These increases were partially offset by a $4.6 million net decrease in revenue from network services customers, reflecting declines in revenue from the Africa and Middle East and the Europe regions, together with a lesser increase in the Latin America and Caribbean region.

•

Managed services — an aggregate decrease of $1.4 million, primarily due to a $4.3 million decrease in revenue from network services customers related to non-renewal of contracts for Internet trunking and private line solutions largely in the Africa and Middle East and the Asia-Pacific regions, a trend which we expect will continue due to the migration of services in these regions to fiber optic cable, partially offset by a $3.8 million increase in solution-related hardware sold by our Intelsat General business to North American customers.

•	Channel — an aggregate decrease of $3.6 million related to a continued decline from the migration of point-to-point satellite traffic to fiber optic cables, a trend which we expect will continue.

Off-Network and Other Revenues:

•

Transponder, MSS and other off-network services — an aggregate decrease of $1.9 million, primarily due to a $9.0 million decline in usage-based MSS revenue, partially offset by a $7.5 million increase in transponder services, largely related to contracts being implemented by our Intelsat General business.

•

Satellite-related services— an aggregate increase of $2.0 million, primarily due to an increase in professional fees earned for providing flight operations for third-party satellites and government professional services.

Changes in direct costs of revenue, selling, general and administrative expenses, depreciation and amortization, and interest expense, net are described below.

•

Direct costs of revenue increased by $5.9 million, or 6 percent, to $110.7 million for the three months ended September 30, 2011, as compared to the three months ended September 30, 2010. The increase was primarily due to $10.6 million of higher costs attributable to purchases of off-network fixed satellite capacity services and other third party services, a $3.5 million increase in staff-related expenses and a $2.4 million increase in the cost of equipment. These increases were partially offset by a $7.8 million decline in the cost of MSS capacity purchased, primarily related to solutions sold by our Intelsat General business. In addition, there was a $3.8 million decrease in other expenses largely due to a reduction in satellite insurance costs in 2011 resulting from the expiration of pre-paid in-orbit insurance coverage that was being amortized as well as a decrease in licenses and fees.

•

Selling, general and administrative expenses increased by $4.8 million, or 10 percent, to $50.8 million for the three months ended September 30, 2011, as compared to the three months ended September 30, 2010. The increase was primarily due to a $2.8 million increase in bad debt expense and a $1.0 million increase in staff-related expenses.

•

Depreciation and amortization expense decreased by $5.2 million, or 3 percent, to $193.8 million for the three months ended September 30, 2011, as compared to the three months ended September 30, 2010. This decrease was primarily due to variation from year to year in the pattern of consumption of amortizable intangible assets and the effect of certain assets becoming fully depreciated, offset by increases due to satellites placed into service in 2011.

•

Our income from operations increased by $17.7 million to $292.2 million for the three months ended September 30, 2011 as compared to $274.6 million for the three months ended September 30, 2010. In addition to the impacts described above, our financial results were affected by a $5.4 million loss recognized on our derivative financial instruments for the three months ended September 30, 2011, as compared to a loss on derivative financial instruments of $20.0 million for the three months ended September 30, 2010.

•

Interest expense, net consists of the gross interest expense we incur less the amount of interest we capitalize related to capital assets under construction and less interest income earned. Interest expense, net decreased by $28.1 million, or 8 percent, to $317.4 million for the three months ended September 30, 2011 as compared to $345.5 million for the three months ended September 30, 2010. The decrease in interest expense was principally due to the following:

•	a decrease of $22.0 million as a result of our refinancing activities, including a series of refinancing transactions, redemptions and offerings in 2010 and 2011; and

•	a decrease of $8.7 million resulting from higher capitalized interest due to an increase in capitalized satellite related costs.

•

Non-cash items in interest expense were $13.3 million for the three months ended September 30, 2011, primarily associated with the amortization of deferred financing fees incurred as a result of new or refinanced debt and the amortization and accretion of discounts and premiums.

•

Loss on early extinguishment of debt was $75.8 million for the three months ended September 30, 2010, with no similar charge during the three months ended September 30, 2011. The 2010 loss was recognized in connection with the previously reported purchase by Intelsat Corporation of certain of its bonds, together with related fees and a write-off of unamortized debt discounts and debt issuance costs.

•

Loss from previously unconsolidated affiliates was $20.2 million for the three months ended September 30, 2011 as compared to earnings of $0.1 million for the three months ended September 30, 2010. The decrease of $20.3 million was primarily due to a $20.2 million charge as a result of the remeasurement of our investment in Horizons to fair value upon the consolidation of the joint venture on September 30, 2011.

•

Other income, net was $0.6 million for the three months ended September 30, 2011 as compared to income of $3.5 million for the three months ended September 30, 2010. The decline of $2.9 million was primarily due to a $1.0 million of exchange rate losses during the three months ended September 30, 2011, as compared to $1.8 million of exchange rate gains during the three months ended September 30, 2010, primarily related to our business conducted in euros and Brazilian reais.

•

Benefit from income taxes was $42.7 million for the three months ended September 30, 2011, as compared to a benefit from income taxes of $35.8 million for the three months ended September 30, 2010. The difference was principally due to the tax benefit associated with the release of certain valuation allowances on Intelsat Corporation’s deferred state tax assets related to internal subsidiary mergers during the three months ended September 30, 2011, which exceeded the benefit recorded in relation to the reduction in unrecognized tax benefits during the three months ended September 30, 2010.

EBITDA, Intelsat S.A. Adjusted EBITDA and Other Financial Metrics

Intelsat S.A. EBITDA of $466.5 million for the three months ended September 30, 2011 reflected a decrease of $10.7 million from $477.2 million for the same period in 2010. Intelsat S.A. Adjusted EBITDA decreased by $4.2 million, or 1 percent, to $502.1 million, or 77 percent of revenue, for the three months ended September 30, 2011 from $506.3 million, or 79 percent of revenue, for the same period in 2010.

At September 30, 2011, Intelsat’s contracted backlog, representing expected future revenue under contracts with customers, was $10.7 billion, as compared to $9.8 billion at June 30, 2011.

Intelsat management has reviewed the data pertaining to the use of the Intelsat network and is providing revenue information with respect to that use by customer set and service type in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Revenue Comparison by Customer Set and Service Type

By Customer Set

	Three Months Ended September 30, 2010		Three Months Ended September 30, 2011

Network Services	$318,131	49%	$305,875	47%
Media	196,051	31%	204,686	31%
Government	123,215	19%	134,108	21%
Other	6,859	1%	8,212	1%

	$644,256	100%	$652,881	100%

By Service Type
	Three Months Ended September 30, 2010		Three Months Ended September 30, 2011
On-Network Revenues
Transponder services	$466,565	72%	$480,159	73%
Managed services	76,737	12%	75,316	12%
Channel	29,985	5%	26,358	4%

Total on-network revenues	573,287	89%	581,833	89%
Off-Network and Other Revenues
Transponder, MSS and other off-network services	60,521	9%	58,612	9%
Satellite-related services	10,448	2%	12,436	2%

Total off-network and other revenues	70,969	11%	71,048	11%

Total	$644,256	100%	$652,881	100%

Free Cash Flow from Operations and Capital Expenditures

Free cash flow from operationsi was $27.7 million during the three months ended September 30, 2011. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Payments for satellites and other property and equipment during the three months ended September 30, 2011 totaled $202.4 million.

Our capital expenditure guidance for the period 2011-2013 forecasts capital expenditures during those periods for our eight satellites currently in development. These satellites are expected to be launched from 2012 to 2015. In addition to these announced programs, we expect to procure one additional replacement satellite during this period. Our capital expenditures guidance includes capitalized interest but excludes capital expenditures associated with the Intelsat New Dawn satellite. We expect our 2011 total capital expenditures to range from approximately $725 million to $800 million. Expected capital expenditures for fiscal years 2012 and 2013 range from $875 million to $950 million and $375 million to $450 million, respectively. The timing of satellite manufacturing and launch contract milestones can significantly affect the accounting period of capital expenditure payments. During the three years ending December 31, 2013, we also expect to receive significant customer prepayments under our service contracts. The prepayments are currently expected to range from $325 million to $375 million in 2011, $150 million to $200 million in 2012, and $75 million to $125 million in 2013.

End Notes

[i]

In this release, financial measures are presented both in accordance with GAAP and also on a non-GAAP basis. EBITDA, Intelsat S.A. Adjusted EBITDA, free cash flow from operations and related margins included in this release are non-GAAP financial measures. Please see the consolidated financial information below for information reconciling non-GAAP financial measures to comparable GAAP financial measures

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. EST on Tuesday, November 8, 2011 to discuss the company’s financial results for the three months ended September 30, 2011. Access to the live conference call will also be available via the Internet at the Intelsat Web site: www.intelsat.com/investors/events. To participate on the live call, United States-based participants should call (866) 788-0545. Non-U.S. participants should call +1 (857)-350-1683. The participant pass code is 11459782. Participants will have access to a replay of the conference call through November 22, 2011. The replay number for U.S.-based participants is (888) 286-8010 and for non-U.S. participants is +1 (617) 801-6888. The participant pass code for the replay is 59390845.

About Intelsat

Intelsat is the leading provider of satellite services worldwide. For over 45 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet Service Providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Some of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements include: risks associated with operating our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to timely schedule future launches and the prices we pay for such launches; our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations; possible future losses on satellites that are not adequately covered by insurance; U.S. and other government regulation; changes in our contracted backlog or expected contracted backlog for future services; pricing pressure and overcapacity in the markets in which we compete; inadequate access to capital markets; the competitive environment in which we operate; customer defaults on their obligations to us; our international operations and other uncertainties associated with doing business internationally; and litigation. Known risks include, among others, the risks included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2010, its Registration Statement on Form S-1, and its other filings with the U.S. Securities and Exchange Commission, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Intelsat S.A.

Unaudited Condensed Consolidated Statements of Operations

(in thousands)

	Three Months Ended September 30, 2010	Three Months Ended September 30, 2011
Revenue	$644,256	$652,881
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	104,732	110,668
Selling, general and administrative	46,009	50,767
Depreciation and amortization	198,993	193,841
Losses on derivative financial instruments	19,950	5,356

Total operating expenses	369,684	360,632

Income from operations	274,572	292,249
Interest expense, net	345,531	317,433
Loss on early extinguishment of debt	(75,805)	—
Earnings (loss) from previously unconsolidated affiliates	127	(20,188)
Other income, net	3,473	585

Loss before income taxes	(143,164)	(44,787)
Benefit from income taxes	(35,811)	(42,678)

Net loss	(107,353)	(2,109)
Net loss attributable to noncontrolling interest	953	1,667

Net loss attributable to Intelsat S.A.	$(106,400)	$(442)

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA

($ in thousands)

	Three Months Ended September 30, 2010	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2011
Net loss	$(107,353)	$(2,109)	$(392,693)	$(432,350)
Add (Subtract):
Interest expense, net	345,531	317,433	1,035,018	992,084
Loss on early extinguishment of debt	75,805	—	75,805	326,183
Benefit from income taxes	(35,811)	(42,678)	(54,919)	(48,931)
Depreciation and amortization	198,993	193,841	596,989	583,196

EBITDA	$477,165	$466,487	$1,260,200	$1,420,182

EBITDA Margin	74%	72%	66%	73%

Note:

EBITDA consists of earnings before net interest, gain (loss) on early extinguishment of debt, taxes and depreciation and amortization. Given our high level of leverage, refinancing activities are a frequent part of our efforts to manage costs of borrowing. Accordingly, we consider (gain) loss on early extinguishment of debt an element of interest expense. EBITDA is a measure commonly used in the FSS sector, and we present EBITDA to enhance the understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET LOSS TO

INTELSAT S.A. ADJUSTED EBITDA

($ in thousands)

	Three Months Ended September 30, 2010	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2011
Net loss	$(107,353)	$(2,109)	$(392,693)	$(432,350)

Add (Subtract):
Interest expense, net	345,531	317,433	1,035,018	992,084
Loss on early extinguishment of debt	75,805	—	75,805	326,183
Benefit from income taxes	(35,811)	(42,678)	(54,919)	(48,931)
Depreciation and amortization	198,993	193,841	596,989	583,196

Intelsat S.A. EBITDA	477,165	466,487	1,260,200	1,420,182

Add (Subtract):
Compensation and benefits	769	(582)	(4,307)	4,275
Management fees	6,178	6,217	18,534	18,650
(Earnings) loss from previously unconsolidated affiliates	(127)	20,188	(377)	24,658
Impairment of asset value	—	—	110,625	—
Loss on derivative financial instruments	19,950	5,356	90,592	24,163
Gain on sale of investment	—	—	(1,260)	—
Non-recurring and other non-cash items	2,371	4,442	12,078	10,672

Intelsat S.A. Adjusted EBITDA	$506,306	$502,108	$1,486,085	$1,502,600

Intelsat S.A. Adjusted EBITDA Margin	79%	77%	78%	78%

Note:

Intelsat calculates a measure called Intelsat S.A. Adjusted EBITDA to assess the operating performance of Intelsat S.A. Intelsat S.A. Adjusted EBITDA consists of EBITDA of Intelsat S.A. as adjusted to exclude or include certain unusual items, certain other operating expense items and certain other adjustments as described in the table above. Our management believes that the presentation of Intelsat S.A. Adjusted EBITDA provides useful information to investors, lenders and financial analysts regarding our financial condition and results of operations, because it permits clearer comparability of our operating performance between periods. By excluding the potential volatility related to the timing and extent of non-operating activities, such as impairments of asset value and gains (losses) on derivative financial instruments, our management believes that Intelsat S.A. Adjusted EBITDA provides a useful means of evaluating the success of our operating activities. We also use Intelsat S.A. Adjusted EBITDA, together with other appropriate metrics, to set goals for and measure the operating performance of our business, and it is one of the principal measures we use to evaluate our management’s performance in determining compensation under our incentive compensation plans. Adjusted EBITDA measures have been used historically by investors, lenders and financial analysts to estimate the value of a company, to make informed investment decisions and to evaluate performance. Our management believes that the inclusion of Intelsat S.A. Adjusted EBITDA facilitates comparison of our results with those of companies having different capital structures.

Intelsat S.A. Adjusted EBITDA is not a measure of financial performance under U.S. GAAP and may not be comparable to similarly titled measures of other companies. Intelsat S.A. Adjusted EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

Intelsat S.A.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	As of December 31, 2010	As of September 30, 2011
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$692,930	$295,421
Receivables, net of allowance of $21,748 in 2010 and $22,345 in 2011	250,351	293,940
Deferred income taxes	24,090	23,180
Prepaid expenses and other current assets	31,817	53,278

Total current assets	999,188	665,819
Satellites and other property and equipment, net	5,997,283	6,179,780
Goodwill	6,780,827	6,780,827
Non-amortizable intangible assets	2,458,100	2,458,100
Amortizable intangible assets, net	848,318	769,230
Other assets	508,651	429,797

Total assets	$17,592,367	$17,283,553

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$140,984	$87,680
Taxes payable	2,342	—
Employee related liabilities	35,217	37,346
Accrued interest payable	403,446	336,259
Current portion of long-term debt	94,723	57,420
Deferred satellite performance incentives	16,693	17,513
Deferred revenue	79,845	71,115
Other current liabilities	67,584	64,521

Total current liabilities	840,834	671,854
Long-term debt, net of current portion	15,821,902	15,941,763
Deferred satellite performance incentives, net of current portion	132,884	121,287
Deferred revenue, net of current portion	407,103	687,999
Deferred income taxes	484,076	312,564
Accrued retirement benefits	257,455	239,740
Other long-term liabilities	326,531	361,218
Redeemable noncontrolling interest	18,621	1,985

Shareholder’s deficit:
Ordinary shares, $1.00 par value, 100,000,000 shares authorized and 5,000,000 shares issued and outstanding at December 31, 2010 and September 30, 2011	5,000	5,000
Paid-in capital	1,548,380	1,568,198
Accumulated deficit	(2,175,814)	(2,605,222)
Accumulated other comprehensive loss	(76,507)	(73,565)

Total Intelsat S.A. shareholder’s deficit	(698,941)	(1,105,589)
Noncontrolling interest	1,902	50,732

Total liabilities and shareholder’s deficit	$17,592,367	$17,283,553

Intelsat S.A.

Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended September 30, 2010	Three Months Ended September 30, 2011
Cash flows from operating activities:
Net loss	$(107,353)	$(2,109)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	198,993	193,841
Provision for doubtful accounts	829	3,612
Foreign currency transaction (gain) loss	(1,785)	1,015
Loss on disposal of assets	55	824
Share-based compensation expense	656	(688)
Deferred income taxes	(8,548)	(38,349)
Amortization of discount, premium, issuance costs and other non-cash items	23,906	13,281
Interest paid-in-kind	57,427	—
Loss on early extinguishment of debt	73,247	—
(Earnings) loss from previously unconsolidated affiliates	(128)	20,189
Unrealized (gains) losses on derivative financial instruments	17,804	(14,761)
Other non-cash items	867	1,836
Changes in operating assets and liabilities:
Receivables	25,005	(5,223)
Prepaid expenses and other assets	19,712	(2,589)
Accounts payable and accrued liabilities	(46,807)	(25,482)
Deferred revenue	11,497	89,181
Accrued retirement benefits	(1,136)	(3,262)
Other long-term liabilities	(36,347)	(1,257)

Net cash provided by operating activities	227,894	230,059

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(245,825)	(202,403)
Capital contributions to previously unconsolidated affiliates	(6,104)	(6,104)
Other investing activities	2,225	4,449

Net cash used in investing activities	(249,704)	(204,058)

Cash flows from financing activities:
Repayments of long-term debt	(694,340)	(208,125)
Proceeds from issuance of long-term debt	1,000,003	200,502
Debt issuance costs	(16,693)	(32)
Payment of premium on early retirement of debt	(44,118)	—
Noncontrolling interest in New Dawn	4	176
Principal payments on deferred satellite performance incentives	(3,070)	(3,885)

Net cash provided by (used in) financing activities	241,786	(11,364)

Effect of exchange rate changes on cash and cash equivalents	1,785	(1,015)

Net change in cash and cash equivalents	221,761	13,622
Cash and cash equivalents, beginning of period	429,463	281,799

Cash and cash equivalents, end of period	$651,224	$295,421

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES

TO FREE CASH FLOW FROM OPERATIONS

($ in thousands)

	Three Months Ended September 30, 2010	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2011

Net cash provided by operating activities	$227,894	$230,059	$621,020	$673,220
Payments for satellites and other property and equipment (including capitalized interest)	(245,825)	(202,403)	(683,349)	(615,113)

Free cash flow from (for) operations	$(17,931)	$27,656	$(62,329)	$58,107

Note:

Free cash flow from operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Free cash flow from operations is not a measurement of cash flow under GAAP. Intelsat believes free cash flow from operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts and investors in assessing performance. Free cash flow from operations does not give effect to cash used for debt service requirements and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from operations is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from operations as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.